Exhibit 99.1

Gritstone Establishes Credit Facility for Up to $80 Million with Hercules Capital and Silicon Valley Bank

July 21, 2022

EMERYVILLE, Calif., July 21, 2022 (GLOBE NEWSWIRE) — Gritstone bio, Inc. (Nasdaq: GRTS), a clinical-stage biotechnology company that aims to develop the world’s most potent vaccines, today announced it has entered into an $80 million credit facility with Hercules Capital, Inc. (NYSE: HTGC) and Silicon Valley Bank.

“This non-dilutive facility enhances our financial flexibility as we enter a period of multiple potential value-creating milestones for Gritstone,” said Andrew Allen, M.D., Ph.D., Co-founder, President, and Chief Executive Officer of Gritstone. “We anticipate several data readouts over the next 18 months, beginning with our SLATE-KRAS product candidate later this quarter. We believe our self-amplifying mRNA (samRNA) platform is an attractive asset with great utility across both oncology and a wide array of infectious diseases. We hope to continue unlocking its value in infectious diseases with data from our CORAL program later this year. Establishing this facility reduces our dependence on the capital markets and enables us to focus on executing against our clinical, operational, and strategic goals.”

Under the terms of the $80 million credit facility, $20 million was drawn at closing with an additional $10 million available for drawdown by March 15, 2023. The remaining $50 million becomes available in tranches through June 15, 2024, upon achievement of certain milestones by Gritstone. Gritstone is under no obligation to draw funds in the future, and there are no warrants associated with the transaction.

“We are excited to secure this customized credit facility with favorable terms amidst the current market environment,” said Celia Economides, Executive Vice President and Chief Financial Officer of Gritstone. “We believe this $80 million credit facility reflects the significant value inherent in our innovative platform and, together with capital conservation measures we’ve implemented, meaningfully extends our cash runway.”

“Hercules is pleased to partner with Gritstone as it advances its clinical stage programs and continues expanding its footprint in infectious diseases,” stated Himani Bhalla, Managing Director at Hercules Capital. “This credit facility aims to help Gritstone deliver its novel vaccines to improve patient outcomes and eliminate disease and is yet another example of Hercules’ capabilities to support innovative growth-stage life science companies,” said Cristy Barnes, Managing Director at Hercules Capital.

“We are delighted to work with Hercules and support Gritstone’s continued growth and innovative platform in developing powerful vaccines and treating, and preventing, cancer and infectious diseases,” said Michael White, Managing Director at Silicon Valley Bank.

Capital Advisors Group served as Gritstone’s financial advisor in connection with the credit facility.

Additional details of the loan agreement will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K.

About Gritstone bio

Gritstone bio, Inc. (Nasdaq: GRTS) is a clinical-stage biotechnology company that aims to create the world’s most potent vaccines. We leverage our innovative vectors and payloads to train multiple arms of the immune system to attack critical disease targets. Independently and with our collaborators, we are advancing a portfolio of product candidates to treat and prevent viral diseases and solid tumors in pursuit of improving patient outcomes and eliminating disease. www.gritstonebio.com

Gritstone Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the potential of Gritstone’s therapeutic programs; the advancements in the company’s ongoing clinical trials; the timing of data announcements related to ongoing clinical trials and the initiation of future clinical trials. Such forward-looking statements involve substantial risks and uncertainties that could cause Gritstone’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forwardlooking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including Gritstone’s programs’ clinical stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Gritstone’s ability to successfully establish, protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations. Gritstone undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Gritstone’s most recent Quarterly Report on Form 10-Q filed on May 5, 2022 and any current and periodic reports filed with the Securities and Exchange Commission.

Gritstone Contacts

Media:

Ashlea Kosikowski

1AB

ashlea@1abmedia.com

Investors:

George E. MacDougall

Director, Investor Relations & Corporate Communications

Gritstone bio

Ir@gritstone.com